Exhibit 99.1
For Immediate Release
Contact:
Jessica Hoffman
KNOVA Software
925-296-6161
jessica.hoffman@knova.com
KNOVA Software Reports Third Quarter 2006 Results
Cupertino, CA, November 7, 2006 - KNOVA Software (OTC Bulletin Board: KNVS), a leading provider of Intelligent Customer Experience applications, today announced the financial results for the third quarter ended September 30, 2006.
Revenue for the third quarter of 2006 was $5.8 million, a 1.4% percent increase over third quarter 2005 revenue of $5.7 million. Revenue for the quarter was comprised of $2.1 million of software license revenue and $3.7 million of services and maintenance revenue compared to $2.2 million of software license revenue and $3.5 million of services and maintenance revenue for the third quarter of 2005.
The GAAP net loss for the third quarter of 2006 was $2.1 million or $0.24 per share. This compares to a net loss of $942,000 or $0.11 per share for the third quarter of 2005. GAAP net loss in the third quarter of 2006 includes stock based compensation charges of approximately $524,000 reflecting the Company’s adoption of Statement of Financial Standards No. 123R (“SFAS 123R”) as of January 1, 2006.
On an adjusted non-GAAP basis, net loss for the third quarter of 2006 was $1.3 million or $0.14 per share. This compares to an adjusted non-GAAP net loss of $682,000 or $0.08 per share for the third quarter of 2005. Adjusted non-GAAP net income excludes non-cash amortization, restructuring charges and stock based compensation expense. Please see the Use of Adjusted Non-GAAP Financial Measures section below for a reconciliation of the GAAP to adjusted non-GAAP financial results.
Revenue for the nine months ending September, 30, 2006 was $20.3 million, an increase of 21% over the same period in 2005. Software license revenue for the nine month period was $8.1 million, representing a 26% increase over the same period last year.
Commenting on the financial results, Bruce Armstrong, president and CEO of KNOVA Software, stated, “In what has traditionally been a challenging quarter for KNOVA, our third quarter delivered continued year-over-year growth, with additional penetration into our target markets. We added seven new customers during the third quarter including Siemens, Informatica and Spansion. The release of KNOVA 7 in the third quarter is the beginning of a new product cycle for the company, and with its personalization, powerful analytics, and advanced search optimization, has been met with outstanding customer and analyst feedback.”
“We are also excited about our acquisition of Active Decisions and the new functionality it brings to our application suite,” continued Armstrong. “We expect these new capabilities, combined with the release of KNOVA 7, will help us deliver on our vision to provide an intelligent experience throughout the entire customer lifecycle.”
Third Quarter Highlights
Highlights of KNOVA’s third quarter include:
•	7 new customer deployments in key target markets, including telecommunications, medical equipment and high technology

•	17 follow-on deals with existing customers

•	KNOVA acquired Active Decisions®, a leading provider of multi-channel Guided Selling solutions for retail, manufacturing, finance and telecommunications industries — broadening the scope of KNOVA’s application suite

•	KNOVA announced General Availability of the KNOVA 7 platform, representing a consolidation of the former Kanisa and ServiceWare product lines, after successful deployment of a Limited Availability release at several customers beginning in June

•	KNOVA’s worldwide user conference, Discovery 2006, attracted more than 250 attendees with keynote speakers Patricia Seybold; John Ragsdale, VP of Research for the SSPA; and Brad Maybee, VP of Customer Support for Research in Motion

•	KNOVA was positioned in the Visionaries Quadrant in Gartner’s Magic Quadrant report on Information Access for the third consecutive year

•	Baseline magazine named KNOVA the fourth fastest-growing

software company in its October 2006 report

•	Andy Feit joined KNOVA as chief marketing officer, bringing more than 20 years of technology marketing and sales experience to the Company
“We feel that our visionary technology and products, highly referenceable customers, and strong management team will sustain our leadership position in this market”, continued Armstrong. “We expect that this leadership, combined with continued innovation and execution will enable us to execute our financial plan and achieve profitable growth.”
Financial Guidance and Business Outlook
Based on the results for the first nine months of 2006, the company maintained its annual guidance. Revenue for 2006 is expected to be in the range of $26 million to $29 million.
Conference Call Information:
KNOVA will present its third quarter earnings in a teleconference today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Domestic callers can join the teleconference by dialing 1.866.825.3209 (domestic), providing the company name, “KNOVA” and the following conference ID pass code: 29496189, International callers can access the broadcast by dialing 1.617.213.8061 providing the company name and same pass code. The teleconference also can be accessed online by clicking on the Investor Relations area of KNOVA’s Web site, http://www.KNOVA.com/ir. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.
If you are unable to participate, an audio digital replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on November 14, 2006 by dialing 1.888.286.8010 (domestic) or 1.617.801.6888 (international) using the pass code 58531123. KNOVA will also provide a replay of the conference call on the Investor Relations page of its Web site.
Use of Adjusted Non-GAAP Financial Measures
KNOVA is providing adjusted non-GAAP historical financial measures presented below as the Company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of KNOVA’s core operations. An “adjusted non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations. Adjusted non-GAAP net income (loss) and adjusted non-GAAP net income (loss) per share (non-GAAP), as we present them in the financial data below included in this press release, have been normalized to exclude the net effects of the amortization of purchased technology, in-process research and development and intangible assets, restructuring charges and non-cash compensation charges. Management believes that these normalized non-GAAP financial measures better reflect its operating performance. Management believes that these charges are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the Company’s results over multiple periods. The Company uses the adjusted non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s core business. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. KNOVA’s utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for income from operations, net loss, cash flow and other measures of financial performance prepared in accordance with GAAP. Adjusted non-GAAP results are not a GAAP measurement and KNOVA’s use of it may not be comparable to similarly titled measures employed by other companies in the technology industry.
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure and reconciles the adjusted non-GAAP financial metrics to the comparable GAAP measures.
Reconciliation from GAAP to Adjusted Non GAAP
KNOVA Software, Inc
(in thousands except per share data)
(Unaudited)

	For the three months		For the nine months
	ended September 30		ended September 30
	2006	2005	2006	2005
	in thousands	in thousands	in thousands	in thousands
GAAP net (loss) income	$(2,137)	$(942)	$(3,075)	$(4,385)
Restructuring charge	139	—	139	1,355
Intangible assets amortization	70	70	210	187
Purchased technology amortization	142	142	426	379
In-process research and development	—	—	—	421
Stock based compensation	524	48	1,423	187

Non GAAP Adjusted net income (loss)	$(1,262)	$(682)	$(877)	$(1,856)

Shares used in per share calculation — basic	8,831	8,725	8,783	8,212
Shares used in per share calculation — diluted	8,831	8,725	8,783	8,212
Net loss per share, basic (Non GAAP)	$(0.14)	$(0.08)	$(0.10)	$(0.23)
Net loss per share, diluted (Non GAAP)	$(0.14)	$(0.08)	$(0.10)	$(0.23)
About KNOVA Software
KNOVA Software is a leading provider of Intelligent Customer Experience™ solutions that maximize the value of every interaction throughout the customer lifecycle. Built on an adaptive search and knowledge management platform, KNOVA’s suite of applications helps companies increase revenues, reduce service costs and improve customer satisfaction. Industry leaders including AOL, Ford, H&R Block, HP, McAfee, Novell and Reuters rely on KNOVA’s award-winning Service Resolution Management, Interactive Brand Optimization and Guided Selling applications to power an intelligent customer experience on their Web sites, and within their contact centers. KNOVA

Software is headquartered in Cupertino, Calif. For more information, visit www.knova.com.
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KNOVA Software, KNOVA Contact Center, KNOVA Self-Service, KNOVA Forums, KNOVA Field Service, KNOVA Knowledge Desk and KNOVA 7 are trademarks of KNOVA Software, Inc. All other trademarks are properties of their respective owners.
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts, including those statements that refer to KNOVA Software’s plans, prospects, expectations, strategies, intentions, hopes and beliefs and the expected benefits of the use of KNOVA’s products are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, risks related to our software strategy, fluctuations in customer demand, performance of outside distributors and resellers, use of the Web as a delivery vehicle for customer support solutions, risks resulting from new product introductions, integration of acquired products with current offerings, customer acceptance of new products, rapid technological change, risks associated with competition, continued growth in the use of the Internet, our ability to retain and increase revenue from existing customers and to execute agreements with new customers, unforeseen expenses, our ability to attract and retain qualified personnel and to secure necessary financing for our operations and business development, and other market conditions and risks detailed from time to time in our Securities and Exchange Commission filings. Any forward-looking statements are based on information available to the Company today and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

KNOVA Software, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,277	$6,731
Marketable securities	1,075	5,461
Accounts receivable, less allowance for doubtful accounts of $125 at September 30, 2006 and $126 at December 31, 2005	6,379	6,442
Prepaid expenses and other current assets	460	781

Total current assets	17,191	19,415
Non current assets
Property and equipment
Office furniture, equipment, and leasehold improvements	1,518	1,518
Computer equipment	5,924	5,166

Total property and equipment	7,442	6,684
Less accumulated depreciation	(6,614)	(6,319)

Property and equipment, net	828	365
Intangible assets, net of amortization of $1,415 at September 30, 2006 and $778 at December 31, 2005	4,267	4,604
Goodwill	14,890	14,485
Other noncurrent assets	61	123

Total noncurrent assets	20,046	19,577

Total assets	$37,237	$38,992

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	2,433	1,636
Accrued compensation and benefits	793	1,003
Deferred revenue — licenses	118	1,571
Deferred revenue — services	5,521	5,114
Accrued restructuring charges	20	261
Line of credit — short term	2,175	3,600
Current portion of capital lease obligations	21	40
Current portion of equipment loan	372	—
Other current liabilities	969	795
Commitments and Contingencies	100	—

Total current liabilities	12,522	14,020
Noncurrent deferred revenue	598	182
Other non-current liabilities	63	89
Long term portion of equipment loan	431	—
Capital lease obligations	22	35

Total liabilities	13,636	14,326
Stockholders’ equity
Common stock, $0.01 par; 50,000 shares authorized, 8,921 and 8,744 shares outstanding at September 30, 2006 and December 31, 2005, respectively	89	87
Additional paid in capital	103,463	101,472
Treasury stock, 26 shares at September 30, 2006 and December 31, 2005	(151)	(151)
Deferred compensation	—	(5)
Warrants	6,549	6,549
Accumulated other comprehensive loss	—	(12)
Accumulated deficit	(86,349)	(83,274)

Total stockholders’ equity	23,601	24,666

Total liabilities and stockholders’ equity	$37,237	$38,992

See accompanying condensed notes to unaudited interim consolidated financial statements

KNOVA Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues
Licenses	$2,086	$2,208	$8,054	$6,409
Services	3,710	3,511	12,229	10,351

Total revenues	5,796	5,719	20,283	16,760

Cost of revenues
Cost of licenses	225	227	639	647
Cost of services	2,047	2,186	6,778	6,034

Total cost of revenues	2,272	2,413	7,417	6,681

Gross margin	3,524	3,306	12,866	10,079
Operating expenses
Sales and marketing	2,837	2,080	7,775	5,784
Research and development	1,754	1,364	5,236	4,205
General and administrative	826	777	2,566	3,175
Intangible assets amortization	70	70	210	187
Restructuring charges	139	—	139	1,355

Total operating expenses	5,626	4,291	15,926	14,706

(Loss) income from operations	(2,102)	(985)	(3,060)	(4,627)
Other income (expense)
Interest expense	(29)	(2)	(66)	(5)
Other, net	(6)	45	51	247

Other income (expense), net	(35)	43	(15)	242

Net (loss) income	($2,137)	($942)	($3,075)	($4,385)

Net (loss) income per common share, basic	($0.24)	($0.11)	($0.35)	($0.53)
Net (loss) income per common share, diluted	($0.24)	($0.11)	($0.35)	($0.53)

Shares used in computing per share amounts, basic	8,831	8,725	8,783	8,212

Shares used in computing per share amounts, diluted	8,831	8,725	8,783	8,212

See accompanying condensed notes to unaudited interim consolidated financial statements